Exhibit 4.02
THE ISSUER MAY FILE A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT www.sec.gov. ALTERNATIVELY, THE COMPANY WILL ARRANGE TO SEND YOU THE PROSPECTUS AFTER FILING IF YOU REQUEST IT BY CALLING TOLL FREE 1-888-738-3646. YOU MAY ALSO REQUEST A COPY TO BE SENT TO YOU THROUGH OUR WEBSITE AT http://investor.shareholder.com/dexcom/investorkit.cfm.

COMMON STOCK PURCHASE AGREEMENT
This COMMON STOCK PURCHASE AGREEMENT (“Agreement”) is made as of August 27, 2015, by and between DexCom, Inc., a Delaware corporation (the “Company”) and Google Life Sciences LLC (“GLS”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Collaboration and License Agreement (as defined below).
RECITALS
WHEREAS, the Company and GLS are parties to that certain Collaboration and License Agreement (the “Collaboration and License Agreement”) dated as of August 10, 2015 (the “CLA Effective Date”).
WHEREAS, Section 8.1 of the Collaboration and License Agreement provides that the Company shall pay to GLS, in partial consideration of the licenses granted to the Company pursuant to the Collaboration and License Agreement and GLS’s performance of its activities under the Collaboration and License Agreement, an upfront payment in the amount of Thirty-Five Million Dollars ($35,000,000) (the “Upfront Payment Amount”), payable in, at the Company’s sole election, cash or registered and freely tradable shares of the Company’s common stock, $0.001 par value per share (such shares, the “Common Stock,” and such transaction, the “Upfront Payment”); provided, that if the Company elects to pay the Upfront Payment Amount in shares of Common Stock, then (i) the Company shall issue such shares within fifteen (15) Business Days after the CLA Effective Date and (ii) the Common Stock must be registered under the Securities Act of 1933, as amended (“Securities Act”) and freely tradable at the time of issuance and valued at the VWAP ending on the trading day prior to the CLA Effective Date (the “Upfront Payment Amount VWAP Price”).
WHEREAS, Section 8.2 of the Collaboration and License Agreement provides that upon achievement of the completion of the first receipt of a Marketing Approval of the First Product (but no later than Launch) (the “First Milestone Event”) the Company shall pay to GLS an amount equal to Fifteen Million Dollars ($15,000,000) (the “First Milestone Payment Amount”), payable in, at the Company’s sole election, cash or in registered and freely tradable Common Stock (such transaction, the “First Milestone Payment”); provided, that if the Company elects to pay the First Milestone Payment in shares of Common Stock, then, subject to the terms of the Collaboration and License Agreement, it shall issue such shares within thirty (30) days following the First Milestone Event; provided, further, that such Common Stock must be registered and freely tradable at the time of issuance and shall be valued at the VWAP ending on the trading day prior to the date of the achievement of the First Milestone Event (the “First Milestone Event VWAP Price”).
WHEREAS, Section 8.2 of the Collaboration and License Agreement provides, further, that upon achievement of the completion of the first receipt of a Marketing Approval of the Second Product (the “Second Milestone Event”) the Company shall pay to GLS an amount equal to Fifty Million Dollars ($50,000,000) (the “Second Milestone Payment Amount” and, together with the Upfront Payment Amount and the First Milestone Payment Amount, each, a “Payment Amount”), payable in, at the Company’s sole election, cash or in registered and freely tradable Common Stock (such transaction, the “Second Milestone Payment”); provided, that if the Company elects to pay the Second Milestone Payment in shares of Common Stock, then, subject to the terms of the Collaboration and License Agreement, it shall issue such shares within thirty (30) days following the Second Milestone Event; provided, further, that such Common Stock must be registered and freely tradable at the time of issuance and shall be valued at the VWAP ending on the trading day prior to the date of the achievement of the Second Milestone Event (the “Second Milestone Event VWAP Price”).
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Issuance of Shares.
1.1.    Upfront Closing. Pursuant to Section 8.1 of the Collaboration and License Agreement, the Company hereby elects to pay the Upfront Payment Amount to GLS through the issuance to GLS of that number of shares of Common Stock (the “Upfront Shares”) equal to the number of shares determined by dividing the Upfront Payment Amount by the Upfront Payment Amount VWAP Price (rounded down to the nearest whole share) within fifteen (15) Business Days following the CLA Effective Date. The Company will provide written notice to GLS as soon as reasonably practicable following the Upfront Shares being registered under the Securities Act and available for issuance to GLS (such notice, the “Registration Notice”). The issuance of the Upfront Shares shall be in consideration for GLS entering into the Collaboration and License Agreement and the Upfront Shares must be duly and validly issued, fully paid, nonassessable, registered and freely tradable at the time of the issuance of the Upfront Shares to GLS. The Upfront Shares shall be uncertificated and shall be registered in GLS’s name on the books of the Company by the Company’s transfer agent (unless otherwise instructed by GLS in writing). The closing of the sale and purchase of the Upfront Shares (the “Upfront Closing”) will take place remotely via the exchange of documents and signatures after the satisfaction or waiver of each of the conditions set forth in Section 4 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) within fifteen (15) Business Days of the CLA Effective Date.
1.1.    First Milestone Closing. In the event that the Company elects to pay the First Milestone Payment Amount by issuing Common Stock to GLS pursuant to Section 8.2.2 of the Collaboration and License Agreement, the Company shall provide written notice of such election to GLS within two (2) Business Days following achievement of the First Milestone Event (a “First Milestone Stock Payment Election”). In the event that the Company makes a First Milestone Stock Payment Election, then, within thirty (30) days following the achievement of the First Milestone Event, the Company shall issue to GLS that number of shares of registered and freely tradable Common Stock (the “First Milestone Shares”) equal to the number of shares determined by dividing the First Milestone Payment Amount by the First Milestone Event VWAP Price (rounded down to the nearest whole share) (the “First Milestone Closing”). The issuance of the First Milestone Shares to GLS by the Company shall be in consideration of GLS’s prior performance of its obligations under the Collaboration and License Agreement and the First Milestone Shares must be duly and validly issued, fully paid, nonassessable, registered and freely tradable at the time of the delivery of the First Milestone Shares to GLS. The First Milestone Shares shall be uncertificated and shall be registered in GLS’s name on the books of the Company by the Company’s transfer agent (unless otherwise instructed by GLS in writing). The First Milestone Closing, if applicable, will take place remotely via the exchange of documents and signatures after the satisfaction or waiver of each of the conditions set forth in Section 4 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) and must occur, if at all, within thirty (30) days following achievement of the First Milestone Event.
1.2.    Second Milestone Closing. In the event that the Company elects to pay the Second Milestone Payment Amount by issuing Common Stock to GLS pursuant to Section 8.2.2 of the Collaboration and License Agreement, the Company shall provide written notice of such election to GLS within two (2) Business Days following achievement of the Second Milestone Event (a “Second Milestone Stock Payment Election”). In the event that the Company makes a Second Milestone Stock Payment Election, then, within thirty (30) Business Days of achievement of the Second Milestone Event, the Company shall issue to GLS that number of shares of Common Stock (the “Second Milestone Shares” and, together with the Upfront Shares and the First Milestone Shares, the “Shares”) equal to the number of shares determined by dividing the Second Milestone Payment Amount by the Second Milestone Event VWAP Price (rounded down to the nearest whole share) (the “Second Milestone Closing” and, together with the Upfront Closing and the First Milestone Closing, each, a “Closing”). The issuance of the Second Milestone Shares to GLS by the Company shall be in consideration of GLS’s prior performance of its obligations under the Collaboration and License Agreement and the Second Milestone Shares must be duly and validly issued, fully paid, nonassessable, registered and freely tradable by the delivery of the Shares. The Second Milestone Shares shall be uncertificated and shall be registered in GLS’s name on the books of the Company by the Company’s transfer agent (unless otherwise instructed by GLS in writing). The Second Milestone Closing, if applicable, will take place remotely via the exchange of documents and signatures after the satisfaction or waiver of each of the conditions set forth in Section 4 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) and must occur, if at all, within thirty (30) days following achievement of the Second Milestone Event.
1.3.    Obligations and Remedies; Issuance to Affiliates. Notwithstanding anything contained in this Section 1, nothing in this Agreement shall limit the Company’s or GLS’s rights, obligations or remedies under the Collaboration and License Agreement. If instructed by GLS in writing, the Company shall issue any Shares issuable pursuant to this Agreement and the Collaboration Agreement to any GLS Affiliate.
2.    Representations and Warranties of the Company. The Company hereby represents and warrants to GLS that the following representations are true and correct as of the date hereof (except to the extent any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct as of such earlier date).
2.1.    Organization, Valid Existence and Qualification. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as currently conducted. The Company is duly qualified to transact business as a foreign corporation in each jurisdiction in which it conducts its business, except where failure to be so qualified could not reasonably be expected to result, either individually or in the aggregate, in a material adverse effect on the Company’s financial condition, business or operations.
2.2.    Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for (i) the authorization, execution and delivery of this Agreement; (ii) the performance of all obligations of the Company hereunder; and (iii) the authorization, issuance, sale and delivery of the Shares has been taken or, in the case of the preceding clause (iii), will be taken prior to the applicable Closing, and this Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
2.3.    Valid Issuance of Registered Shares. The Shares that are being issued to GLS by the Company hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, nonassessable, registered under the Securities Act and freely tradable and will be issued to GLS free of liens, encumbrances and restrictions on transfer, other than any liens, encumbrances or restrictions on transfer that are created or imposed by GLS.
2.4.    Non-Contravention. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the issuance of the Shares contemplated by this Agreement, except for the filing of a registration statement with the Securities and Exchange Commission (the “SEC”) prior to the applicable Closing covering the shares of Common Stock issued to GLS hereunder in such Closing. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (x) violate any provision of the organizational documents of the Company or (y) result in any violation of, or constitute, with or without the passage of time and giving of notice, either (i) a default in any material respect of any contract, agreement, instrument, judgment, order, writ or decree or (ii) an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any material contract, agreement, order, instrument, indenture, permit, license, authorization or approval applicable to the Company.
2.5.    SEC Compliance. The Company is in compliance in all material respects with all of its filing requirements under the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder (the “Exchange Act”) and the documents filed with the SEC during the twelve month period prior to the Upfront Closing (the “SEC Documents”) comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder. As of their respective filing dates, none of the SEC Documents contained any untrue statement of material fact or omitted a material fact required to be stated therein or necessary in order to make the statement therein, in the light of the circumstances under which they were made, not misleading.
2.6.    Reporting Company; Form S‑3. The Company is not an “ineligible issuer” (as defined in Rule 405 promulgated under the Securities Act) and is eligible to register the Shares on a registration statement on Form S-3 under the Securities Act. To the Company’s knowledge, there exist no facts or circumstances (including without limitation any required approvals or waivers or any circumstances that may delay or prevent the obtaining of accountant’s consents) that reasonably could be expected to prohibit or delay the preparation and filing of a registration statement on Form S‑3.
2.7.    NASDAQ.  Immediately prior to the Upfront Closing, the Company’s Common Stock is listed on the NASDAQ Global Select Market and there are no proceedings to revoke or suspend such listing.
3.    Representations and Warranties of the GLS. GLS hereby represents and warrants to the Company that the following representations are true and correct as of the date hereof and as of the applicable Closing (except to the extent any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct as of such earlier date):
3.1.    Authorization. GLS has all requisite power and authority to enter into this Agreement, and such agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
4.    Conditions to GLS’s Obligations at Closing. The obligations of GLS at each Closing are subject to the fulfillment, on or by the applicable Closing, of each of the following conditions, any of which may be waived, in writing, exclusively by GLS.
4.1.    Representations and Warranties. Each of the representations and warranties of the Company contained in Section 2 shall have been true and accurate when made and shall be true and correct on and as of the applicable Closing with the same force and effect as if they had been made at such Closing.
4.2.    Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the applicable Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein at such Closing.
4.3.     Registration. The Shares issuable in each Closing shall have been registered under the Securities Act and shall be freely tradable by GLS at the time such Shares are issued to GLS in such Closing.
4.4.    Officer’s Certificate. At each Closing, an authorized officer of the Company shall have delivered to GLS a certificate in the form attached here as Exhibit A, certifying that the conditions specified in Sections 4.1, 4.2 and 4.3 have been fulfilled and, with respect to the First Milestone Closing or Second Milestone Closing, setting forth the VWAP calculation and the number of shares of Common Stock to be issued at such First Milestone Closing or Second Milestone Closing, as applicable.

4.5.    Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance of the Shares pursuant to this Agreement shall have been duly obtained and effective as of the applicable Closing. The Company shall have obtained any and all consents and waivers necessary for the consummation of the transactions contemplated by this Agreement.
4.6.    No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court, governmental authority or regulatory body of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.
4.7.    No Proceedings or Litigation. No action, suit or proceeding before any court, arbitrator or any governmental authority or regulatory body shall have been commenced, and no investigation by any governmental authority or regulatory body shall have been threatened, against the Company or any of the officers, directors or affiliates of the Company, seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.
4.8.    SEC Compliance. With respect to the First Milestone Closing and the Second Milestone Closing, the documents filed with the SEC during the period following the Upfront Closing and prior to the First Milestone Closing or the Second Milestone Closing (as applicable) shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.
4.9.    NASDAQ. Immediately prior to each Closing, the Company’s Common Stock shall be listed on the NASDAQ Global Select Market and there shall be no proceedings to revoke or suspend such listing.
5.    Conditions to the Company’s Obligations at Closing. The obligations of the Company to GLS at each Closing are subject to the fulfillment, on or by the applicable Closing, of each of the following conditions, any of which may be waived, in writing, exclusively by the Company.
5.1.    Representations and Warranties. The representations and warranties of GLS contained in Section 3 shall have been true and correct when made and shall be true and accurate in all respects on and as of the applicable Closing with the same force and effect as if they had been made at such Closing.
5.2.    Performance. GLS shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.
5.3.    No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court, governmental authority or regulatory body of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

5.4.    No Proceedings or Litigation. No action, suit or proceeding before any court, arbitrator or any governmental authority or regulatory body shall have been commenced, and no investigation by any governmental authority or regulatory body shall have been threatened, against the Company or any of the officers, directors or affiliates of the Company, seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.
6.    Miscellaneous.
6.1.    Survival of Representations and Warranties. The representations and warranties of the Company and GLS contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the applicable Closing, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of GLS or the Company.
6.2.    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of California (without reference to the conflicts of law provisions thereof).
6.3.    Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile, or by email in portable document format (.pdf) and upon such delivery of the signature page by such method will be deemed to have the same effect as if the original signature had been delivered to the other parties.
6.4.    Headings; Interpretation. In this Agreement, (a) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined, (b) the captions and headings are used only for convenience and are not to be considered in construing or interpreting this Agreement and (c) the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation.” All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference. In the event of any inconsistency between the terms of this Agreement and those contained in the Collaboration and License Agreement, unless otherwise mutually agreed to in writing by GLS and the Company, the terms of the Collaboration and License Agreement shall govern.
6.5.    Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement must be made in compliance with and subject to the terms and conditions set forth in Section 14.3 of the Collaboration and License Agreement.
6.6.    Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and GLS. Any amendment or waiver effected in accordance with this Section 6.6 shall be binding upon GLS and the Company. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.
6.7.    Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.
6.8.    Entire Agreement. This Agreement, together with the Collaboration and License Agreement and all exhibits and schedules hereto and thereto, constitute the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings duties, or obligations, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.
6.9.    Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.
6.10.    Costs, Expenses. The Company and GLS will each bear its own expenses in connection with the preparation, execution and delivery of this Agreement.
6.11.    No Finder’s Fees. GLS agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee (and any asserted liability as a result of the performance of services of any such finder or broker) for which GLS or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless GLS from any liability for any commission or compensation in the nature of a finder’s or broker’s fee (and any asserted liability as a result of the performance of services by any such finder or broker) for which the Company or any of its officers, employees or representatives is responsible.
6.12.    NASDAQ. Promptly following the applicable Closing, the Company shall use its commercially reasonable efforts to cause the Shares issued in such Closing to be listed for trading on the NASDAQ Global Select Market.
6.13.    Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement; provided, that without limiting any of the other covenants of GLS under this Agreement, GLS’s obligations under this Section 6.13 shall be limited to using commercially reasonable efforts to provide such information and documentation as is necessary to enable the Company to register the Shares on a registration statement under the Securities Act.
6.14.    Termination. This Agreement shall automatically terminate upon the earlier to occur of (a) the written consent of each of the Company and GLS and (b) the termination of the Collaboration and License Agreement; provided, that each party hereto shall remain liable for any breaches of this Agreement by such party prior to its termination and; provided, further, that this Section 6 shall survive any such termination.
6.15.    Confidentiality. This Agreement as well as the terms and existence hereof shall be deemed to be Confidential Information subject to Article 10 (CONFIDENTIALITY) of the Collaboration and License Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this COMMON STOCK PURCHASE AGREEMENT as of the date first written above.
COMPANY:
DEXCOM, INC.

By:         /s/ Kevin Sayer
Name:         Kevin Sayer
Title:     President and Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this COMMON STOCK PURCHASE AGREEMENT as of the date first written above.
GLS:
GOOGLE LIFE SCIENCES LLC

By: ____/s/ Andrew Conrad______________
Name: ____Andrew Conrad______________
Title: ___CEO, Google Life Sciences, LLC.__

Exhibit A

Closing Certificate

DEXCOM, INC.
OFFICERS CERTIFICATE
Reference is made to the Common Stock Purchase Agreement, dated as of August 27, 2015 (the “Stock Purchase Agreement”), by and between DexCom, Inc. (the “Company”) and Google Life Sciences LLC (“GLS”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Stock Purchase Agreement. This certificate is being delivered pursuant to Section 4.4 of the Stock Purchase Agreement.
I, Jess Roper, in my capacity as Chief Financial Officer of the Company DO HEREBY CERTIFY ON BEHALF OF THE COMPANY that:
1.Each of the representations and warranties of the Company contained in Section 2 of the Stock Purchase Agreement were true and correct when made and are true and correct on and as of the Upfront Closing with the same force and effect as if they had been made at the Upfront Closing.
2.    The Company has performed and complied in all material respects with all agreements, obligations and conditions contained in the Stock Purchase Agreement that are required to be performed or complied with by it on or before the Upfront Closing and shall has obtained all approvals, consents and qualifications necessary to complete the purchase and sale described in the Stock Purchase Agreement at the Upfront Closing.
3.    The number of shares to be issued to GLS by the Company is 404,591 in the Upfront Closing and the applicable VWAP for such issuance is $86.51 per share.

[The remainder of this page has been left blank intentionally]

IN WITNESS WHEREOF, have executed this certificate on behalf of the Company in my capacity as Chief Financial Officer of the Company and caused it to be delivered on this 27th day of August, 2015.

/s/ Jess Roper
Name:    Jess Roper
Title:    Chief Financial Officer